Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, COO and CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Meryl L. Schreibstein
Investor Relations Administration
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Announces Fourth Quarter and Fiscal Year 2009 Results and

Provides Financial Guidance for Fiscal Year 2010

Fourth Quarter Revenues Increase 8.1%, Driving Non-GAAP Diluted EPS Up to $0.86

San Francisco, CA, March 22, 2010 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the fourth quarter (“Q4 09”) and fiscal year ended January 31, 2010 (“FY 09”), as compared to the fourth quarter (“Q4 08”) and fiscal year ended February 1, 2009 (“FY 08”), and financial guidance for fiscal year 2010 (“FY 10”).

Q4 09 RESULTS

Net revenues in Q4 09 increased 8.1% to $1.090 billion versus $1.008 billion in Q4 08, including a comparable store sales increase of 7.6%.

Diluted earnings per share (“EPS”) in Q4 09 on a GAAP and non-GAAP basis are reconciled in the table below:

Reconciliation of GAAP to Non-GAAP Diluted EPS

(See Exhibit 1 for Notes)

	Q4 09	Q4 08
GAAP Diluted EPS	$0.81	$0.12
Impact of Asset Impairment and Early Lease Termination Charges for Underperforming Retail Stores (Notes 3, 7)	$0.06	$0.12
Benefit of Visa/MasterCard Litigation Settlement (Note 5)	<$0.01>	-
Impact of Severance and Lease Termination Costs Associated with our Infrastructure Cost Reduction Program (Note 10)	-	$0.08
Subtotal of Unusual Business Events*	$0.04	$0.19
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 11)*	$0.86	$0.31

* Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

Howard Lester, Chairman and Chief Executive Officer, commented, “While our fourth quarter results were substantially better than we expected given the continuing fragility of the economy, in 2010 we will continue to garner the benefits of the strategic and tactical initiatives that drove our success in the fourth quarter. It is gratifying to look back at these initiatives and see the amount of change we were able to execute in such a short period of time. It is, in fact, these initiatives that are allowing us to emerge today as a stronger company. On revenue growth of 8% or $82 million in the fourth quarter, we generated $61 million in incremental non-GAAP net income. Our fourth quarter non-GAAP diluted earnings per share grew from $0.31 to $0.86 and we ended the year with over $500 million in cash and virtually no debt.”

Mr. Lester continued, “As I think about our successes in the past year…as well as over the past 30 years…I am struck by the realization of what it takes to be your best. Even in good times, being your best is difficult, but in challenging times it is a strenuous test, but one that our organization was prepared to pass. During the most severe recession in recent history, we delivered the highest operating contribution in the history of our direct-to-customer segment, reduced our non-GAAP SG&A expense rate to an all time low, strategically reduced inventory while gaining market share, and generated more cash in one year than ever before. I cannot reflect on this level of achievement without being extremely proud of what has been accomplished, nor more confident in our future as this new management team officially begins to take the reins.”

Mr. Lester concluded, “As we look forward to 2010, we are remaining focused on the five key initiatives that have driven our momentum over the past year: (1) capturing market share through innovative merchandising and a greater emphasis on the ‘value’ proposition; (2) delivering superior customer service; (3) executing our Internet marketing initiatives; (4) driving efficiencies in our worldwide supply chain – particularly in furniture sourcing; and (5) maximizing profitability and cash flow through aggressive asset management and rationalization of our real estate portfolio in a reset economy. We believe all of these initiatives will improve our competitive positioning and allow us to take the business to the next level, despite our belief that the economic recovery will be slow and gradual. As such, we are projecting net revenues in 2010 to increase in the range of 3% to 6% and non-GAAP diluted EPS to increase in the range of 22% to 33%.”

Retail net revenues in Q4 09 increased 7.9% to $692 million versus $641 million in Q4 08. This increase was driven by a 7.6% growth in comparable store sales, partially offset by a 1.1% year-over-year reduction in retail leased square footage (“LSF”), including 17 net fewer stores. Increased net revenues during the quarter were driven by the Pottery Barn, Williams-Sonoma, and Pottery Barn Kids brands. Fourth quarter year-over-year comparable store sales by retail concept are shown in the table below.

Fourth Quarter Comparable Store* Sales Change by Retail Concept

Retail Concept	Q4 09	Q4 08
Williams-Sonoma	5.9%	<16.8%>
Pottery Barn	11.5%	<29.0%>
Pottery Barn Kids	12.3%	<24.9%>
Outlets	<8.3%>	<16.7%>
Total	7.6%	<22.3%>

*See the company’s 10-K and 10-Q public filings for the definition of comparable stores.

Direct-to-customer net revenues in Q4 09 increased 8.4% to $398 million versus $367 million in Q4 08, led by the Pottery Barn, PBteen, Pottery Barn Kids and Williams-Sonoma brands. Internet net revenues in Q4 09 increased 14.9% to $309 million versus $269 million in Q4 08.

Gross margin expressed as a percentage of net revenues in Q4 09 was 41.4% versus 33.7% of net revenues in Q4 08. Excluding the 10 basis point impact related to unusual business events in Q4 09 and the 20 basis point impact in Q4 08 (see Notes 3 and 10 in Exhibit 1), non-GAAP gross margin expressed as a percentage of net revenues in Q4 09 was 41.5% versus 33.9% in Q4 08. This 760 basis point improvement was primarily driven by reduced markdown activity, the leverage of fixed occupancy expenses primarily due to increasing net revenues, a decrease in inventory shrinkage, and reduced replacement and damages expense.

Selling, general and administrative (“SG&A”) expenses in Q4 09 were $310 million or 28.5% of net revenues versus $320 million or 31.8% of net revenues in Q4 08. Excluding the 60 basis point impact related to unusual business events in Q4 09 and the 300 basis point impact in Q4 08 (see Notes 3, 5, 7 and 10 in Exhibit 1), non-GAAP SG&A expenses were 27.9% of net revenues in Q4 09 versus 28.8% in Q4 08. This 90 basis point decrease was primarily driven by reduced advertising and other general expenses and the leverage from increasing revenues, partially offset by increased incentive compensation expense.

FY 09 RESULTS

Net revenues in FY 09 decreased 7.7% to $3.103 billion versus $3.361 billion in FY 08, including a comparable store sales decrease of 5.1%.

Diluted EPS in FY 09 on a GAAP and non-GAAP basis are reconciled in the table below:

Reconciliation of GAAP to Non-GAAP Diluted EPS

(See Exhibit 1 for Notes)

	FY 09	FY 08
GAAP Diluted EPS	$0.72	$0.28
Impact of Asset Impairment and Early Lease Termination Charges for Underperforming Retail Stores (Notes 3, 7)	$0.20	$0.20
Impact of Exiting Excess Distribution Capacity (Note 4)	$0.04	-
Benefit of Visa/MasterCard Litigation Settlement (Note 5)	<$0.01>	-
Benefit of Early Lease Termination Payment (Note 6)	-	<$0.05>
Gain on Sale of Corporate Aircraft (Note 8)	-	<$0.09>
Benefit Associated with Reversal of Performance-Based Stock Compensation Expense (Note 9)	-	<$0.06>
Impact of Severance and Lease Termination Costs Associated with our Infrastructure Cost Reduction Program (Note 10)	-	$0.08
Subtotal of Unusual Business Events*	$0.22	$0.07
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 11)*	$0.95	$0.35

*Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

Retail net revenues in FY 09 decreased 4.3% to $1.878 billion versus $1.962 billion in FY 08. This decrease was driven by a 5.1% decrease in comparable store sales and 1.1% year-over-year decrease in retail leased square footage, including 17 net fewer stores. Net revenue decreases were primarily driven by the Pottery Barn and Pottery Barn Kids brands. Fiscal year-over-year comparable store sales by retail concept are shown in the table below.

Fiscal Year Comparable Store* Sales Change by Retail Concept

Retail Concept	FY 09	FY 08
Williams-Sonoma	<2.7%>	<11.4%>
Pottery Barn	<4.4%>	<21.8%>
Pottery Barn Kids	<9.5%>	<17.8%>
Outlets	<14.8%>	<17.1%>
Total	<5.1%>	<17.2%>

*See the company’s 10-K and 10-Q public filings for the definition of comparable stores.

Direct-to-customer net revenues in FY 09 decreased 12.5% to $1.225 billion versus $1.399 billion in FY 08. All brands had declining net revenues during the year, led primarily by the Pottery Barn and Pottery Barn Kids brands. Internet net revenues in FY 09 decreased 8.7% to $943 million versus $1.033 billion in FY 08.

Gross margin expressed as a percentage of net revenues in FY 09 was 35.6% versus 33.8% of net revenues in FY 08. Excluding the 10 basis point impact of unusual business events in FY 09 and FY 08 (see Notes 3, 4, and 10 in Exhibit 1), non-GAAP gross margin expressed as a percentage of net revenues was 35.7% in FY 09 and 33.9% in FY 08. This 180 basis point increase was primarily driven by reduced markdown activity, favorable inventory shrinkage results and a decrease in replacement and damages expense, partially offset by the deleverage of fixed occupancy expenses resulting from declining net revenues.

SG&A expenses in FY 09 were $982 million or 31.6% of net revenues versus $1.093 billion or 32.5% of net revenues in FY 08. Excluding the 110 basis point net impact related to unusual business events in FY 09 and the 20 basis points net impact in FY 08 (see Notes 3 through 10 in Exhibit 1), non-GAAP SG&A expenses were 30.5% of net revenues in FY 09 versus 32.3% in FY 08. This 180 basis point decrease was primarily driven by the year-over-year effect of our infrastructure cost reduction program implemented in January 2009, advertising expense reductions associated with our catalog circulation optimization strategy and managing other variable expenses in line with our current level of net revenues, partially offset by increased incentive compensation expense.

The effective income tax rate in FY 09 was 35.6% versus 28.4% in FY 08. This increase was primarily driven by certain favorable income tax resolutions during FY 08 that did not recur in FY 09.

CASH DIVIDEND INCREASED BY 8.3%

As announced in a separate press release this morning, our Board of Directors has increased our quarterly cash dividend by 8.3% from $0.12 per common share to $0.13 per common share. The aggregate quarterly dividend is estimated at approximately $14 million based upon the current number of common shares outstanding. The indicated annual cash dividend, subject to capital availability, is $0.52 per common share, or approximately $56 million, in FY 10 based on the current number of common shares outstanding.

Howard Lester, Chairman and Chief Executive Officer, commented, “We are pleased to announce today that we are increasing our quarterly dividend by 8.3% to $0.13. This action demonstrates our continuing confidence in our ability to generate cash flows in excess of funding requirements and our commitment to return capital to our shareholders, even in the current economic environment.”

FY 10 FINANCIAL GUIDANCE

•	Net Revenue

Net Revenue Guidance by Quarter (all amounts in millions, except percentages)

	Q1 10 GUID	Q2 10 GUID	Q3 10 GUID	Q4 10 GUID	FY 10 GUID
Retail Revenue	$388 - $398	$413 - $423	$432 - $442	$691 - $711	$1,924 - $1,974
Direct-to-Customer Revenue	$272 - $282	$287 - $297	$308 - $318	$409 - $429	$1,276 - $1,326
Total Net Revenues	$660 - $680	$700 - $720	$740 - $760	$1,100 - $1,140	$3,200 - $3,300
% Variance vs. FY 09	8 - 11%	4 - 7%	1 - 4%	1 - 5%	3 - 6%
Comparable Store Sales*	8 - 11%	5 - 7%	1 - 4%	1 - 4%	3 - 6%
LSF % Change	<2> - <3> %	<2> - <3> %	<2> - <3> %	<1> - <2> %	<1> - <2> %
Catalog Circ % Change	<5> - <6> %	<2> - <4> %	<1> - 1%	<2> - 0%	<1> - <3> %

*See the company’s 10-K and 10-Q public filings for the definition of comparable stores.

Store Opening and Closing Guidance by Retail Concept

	Q4 09 ACT	Q1 10 GUID			Q2 10 GUID			FY 10 GUID
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End
Williams-Sonoma	259	1	<1>	259	1	0	260	3	<5> *	257
Pottery Barn	199	2	<2>	199	0	<2>	197	3	<6> *	196
Pottery Barn Kids	87	0	<1>	86	0	0	86	0	<1>	86
West Elm	36	2	<1>	37	0	0	37	2	<3>	35
Williams-Sonoma Home	11	0	0	11	0	0	11	0	0	11
Outlets	18	2	<1>	19	0	0	19	2	<2>	18
Total	610	7	<6>	611	1	<2>	610	10	<17>	603

*

FY 10 total store opening and closing numbers for Williams-Sonoma and Pottery Barn each include 1 store for temporary closure and reopening due to remodeling during FY 10. FY10 total store opening numbers for Williams-Sonoma and Pottery Barn also include 1 store and 2 stores, respectively, for FY 10 re-openings of stores closed in FY 09 for remodeling. Remodeled stores are defined as those stores temporarily closed and subsequently reopened due to square footage expansion, store modification, or relocation.

•	Gross Margin

Gross Margin as a Percentage of Net Revenues for Q1, Q2 and Fiscal Year

	Q1		Q2		FY
	10 GUID	09 ACT	10 GUID	09 ACT	10 GUID	09 ACT
GAAP	35.3% - 35.6%	30.1%	34.2% - 34.6%	32.0%	37.2% - 37.4%	35.6%
Non-GAAP*	35.3% - 35.6%	30.1%	34.2% - 34.6%	32.2%	37.2% - 37.4%	35.7%

*	The non-GAAP gross margin percentages above exclude the impact of unusual business events of 20 basis points in Q2 09 and 10 basis points in FY 09. See Notes 3 and 4 in Exhibit 1.

•	Selling, General & Administrative Expenses

SG&A Expenses as a Percentage of Net Revenues for Q1, Q2 and Fiscal Year

	Q1		Q2		FY
	10 GUID	09 ACT	10 GUID	09 ACT	10 GUID	09 ACT
GAAP	33.3% - 33.6%	34.9%	31.8% - 32.1%	32.0%	30.5% - 30.7%	31.6%
Non-GAAP*	32.5% - 32.8%	33.9%	31.7% - 32.0%	30.9%	30.3% - 30.5%	30.5%

*	The non-GAAP SG&A percentages above exclude the impact of unusual business events of 80 and 10 basis points in Q1 10 and Q2 10, respectively, and the net impact of unusual business events of 20 basis points in FY 10. See Notes 1 and 2 in Exhibit 1. The non-GAAP SG&A percentages above exclude the impact of unusual business events of 100 and 110 basis points in Q1 09 and Q2 09, respectively, and the net impact of unusual business events of 110 basis points in FY 09. See Notes 3 through 5 in Exhibit 1.

•	Interest <Income>/Expense

Interest <Income>/Expense (in millions) for Q1, Q2 and Fiscal Year

	Q1		Q2		FY
	10 GUID	09 ACT	10 GUID	09 ACT	10 GUID	09 ACT
Interest <Income>/Expense	$0.0 - $0.3	$0.3	$0.0 - $0.4	$0.4	$0.0 - $1.0	$1.2

•	Income Taxes

❑

The income tax rate in FY 10 is projected to be in the range of 37% to 40%. This compares to an income tax rate in FY 09 of 35.6%. Throughout the year, we expect that there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are re-evaluated.

•	Diluted Earnings/<Loss> Per Share

❑	See Exhibit 1 for quarterly and FY 10 diluted EPS guidance and a reconciliation of FY 09 GAAP to non-GAAP diluted EPS, which includes and excludes the impact of unusual business events.

•	Working Capital and Cash Flow

Working Capital and Cash Flow Drivers (in millions) for Q1, Q2 and Fiscal Year

	Q1		Q2		FY
	10 GUID	09 ACT	10 GUID	09 ACT	10 GUID	09 ACT
Merchandise Inventories	$510 - $550	$548	$500 - $540	$517	$470 - $515	$466
Depreciation and Amortization	$39 - $40	$36	$34 - $35	$38	$142 - $146	$152
Amortization of DLI	$12 - $13	$8	$7 - $8	$9	$32 - $36	$37

❑	Capital spending in FY 10 is projected to be in the range of $70 to $75 million, compared to capital spending of $72 million in FY 09.

CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, March 22, 2010, at 7:00 A.M. (PT). The call, hosted by Howard Lester, Chairman and Chief Executive Officer, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP gross margin percentages, non-GAAP SG&A percentages and non-GAAP diluted EPS. These non-GAAP financial measures exclude: the benefit of the VISA/MasterCard litigation settlement; the impact of exiting excess distribution capacity; the impacts and benefits of the early lease termination payment; the gain on our sale of a corporate aircraft; the reversal of performance-based stock compensation expense; and the impacts of asset impairment and early lease termination charges for underperforming retail stores and severance and lease termination costs associated with our FY 08 infrastructure cost reduction program. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text of this release and in Exhibit 1. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of our quarterly and FY 09 diluted earnings per share actual results and guidance on a comparable basis with our quarterly and FY 08 results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our future financial guidance and results, continuing to garner the benefits of the initiatives that drove our success in the fourth quarter, the impact of our key initiatives for FY 10, the variability of our tax rates, our ability to generate cash flows in excess of funding requirements, and future cash dividends.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for Q4 09 and as audited year-end financial statements are prepared; recent changes in general economic conditions, and the impact on consumer confidence and consumer spending; new interpretations of or changes to current accounting rules; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; delays in store openings; competition from companies with concepts or products similar to ours; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management; our ability to manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, political, competitive and other conditions beyond our control; delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; disruptions in the financial markets; our ability to control employment, occupancy and other operating costs; our ability to improve our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the SEC, including our Annual Report on Form 10-K for the fiscal year ended February 1, 2009 and all subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm and Williams-Sonoma Home – are marketed through 610 stores, seven direct mail catalogs and six e-commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS)

	January 31, 2010	February 1, 2009
Assets
Current assets
Cash and cash equivalents	$513,943	$148,822
Accounts receivable - net	44,187	37,405
Merchandise inventories - net	466,124	572,899
Prepaid catalog expenses	32,777	36,424
Prepaid expenses	22,109	45,354
Deferred income taxes	92,195	90,349
Other assets	8,858	9,420

Total current assets	1,180,193	940,673
Property and equipment - net	829,027	942,219
Non-current deferred income taxes	53,809	36,555
Other assets - net	16,140	16,017

Total assets	$2,079,169	$1,935,464

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$188,241	$162,362
Accrued salaries, benefits, and other	107,710	75,732
Customer deposits	195,185	192,209
Income taxes payable	48,260	112
Current portion of long-term debt	1,587	14,702
Other liabilities	22,499	15,620

Total current liabilities	563,482	460,737
Deferred rent and lease incentives	241,300	264,672
Long-term debt	8,672	10,259
Other long-term obligations	54,120	51,812

Total liabilities	867,574	787,480
Shareholders’ equity	1,211,595	1,147,984

Total liabilities and shareholders’ equity	$2,079,169	$1,935,464

ADDITIONAL INFORMATION

	Store Count					Average Leased Square Footage Per Store
Retail Concept	November 1, 2009	Openings	Closings	January 31, 2010	February 1, 2009	January 31, 2010	February 1, 2009
Williams-Sonoma	263	1	(5)	259	264	6,300	6,300
Pottery Barn	204	2	(7)	199	204	13,000	12,900
Pottery Barn Kids	93	-	(6)	87	95	8,100	7,900
West Elm	40	-	(4)	36	36	17,600	17,100
Williams-Sonoma Home	11	-	-	11	10	13,200	13,300
Outlets	19	-	(1)	18	18	20,200	20,300

Total	630	3	(23)	610	627	10,000	9,800

	Total Store Square Footage
	November 1, 2009			January 31, 2010	February 1, 2009
Total store selling square footage	3,880,000			3,763,000	3,828,000
Total store leased square footage	6,251,000			6,081,000	6,148,000

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTEEN WEEKS ENDED JANUARY 31, 2010 AND FEBRUARY 1, 2009

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	FOURTH QUARTER
	2009		2008
	(13 Weeks)		(13 Weeks)
	$	% of Revenues	$	% of Revenues
Retail revenues	$692,124	63.5%	$641,316	63.6%
Direct-to-customer revenues	397,554	36.5	366,699	36.4

Net revenues	1,089,678	100.0	1,008,015	100.0
Total cost of goods sold	638,597	58.6	668,389	66.3

Gross margin	451,081	41.4	339,626	33.7
Selling, general and administrative expenses	310,290	28.5	320,401	31.8

Earnings from operations	140,791	12.9	19,225	1.9
Interest (income) expense - net	163	-	31	-

Earnings before income taxes	140,628	12.9	19,194	1.9
Income taxes	52,207	4.8	7,003	0.7

Net earnings	$88,421	8.1%	$12,191	1.2%

Earnings per share:
Basic	$0.83		$0.12
Diluted	$0.81		$0.12
Shares used in calculation of earnings per share:
Basic	106,318		105,664
Diluted	108,979		105,862

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

FIFTY-TWO WEEKS ENDED JANUARY 31, 2010 AND FEBRUARY 1, 2009

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	YEAR-TO-DATE
	2009		2008
	(52 Weeks)		(52 Weeks)
	$	% of Revenues	$	% of Revenues
Retail revenues	$1,878,034	60.5%	$1,962,498	58.4%
Direct-to-customer revenues	1,224,670	39.5	1,398,974	41.6

Net revenues	3,102,704	100.0	3,361,472	100.0
Total cost of goods sold	1,999,467	64.4	2,226,300	66.2

Gross margin	1,103,237	35.6	1,135,172	33.8
Selling, general and administrative expenses	981,795	31.6	1,093,019	32.5

Earnings from operations	121,442	3.9	42,153	1.3
Interest (income) expense - net	1,153	-	200	-

Earnings before income taxes	120,289	3.9	41,953	1.2
Income taxes	42,847	1.4	11,929	0.4

Net earnings	$77,442	2.5%	$30,024	0.9%

Earnings per share:
Basic	$0.73		$0.28
Diluted	$0.72		$0.28
Shares used in calculation of earnings per share:
Basic	105,763		105,530
Diluted	107,373		106,880

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FIFTY-TWO WEEKS ENDED JANUARY 31, 2009 AND FEBRUARY 1, 2009

(DOLLARS IN THOUSANDS)

	YEAR-TO-DATE
	2009	2008
	(52 Weeks)	(52 Weeks)
Cash flows from operating activities
Net earnings	$77,442	$30,024
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	151,796	148,083
Loss on disposal/impairment of assets	33,136	39,317
Gain on sale of assets	-	(16,115)
Amortization of deferred lease incentives	(36,799)	(31,266)
Deferred income taxes	(23,595)	5,107
Tax benefit from exercise of stock-based awards	714	1,059
Stock-based compensation expense	24,989	12,131
Other	-	(416)
Changes in:
Accounts receivable	(6,620)	9,579
Merchandise inventories	108,332	118,679
Prepaid catalog expenses	3,647	18,483
Prepaid expenses and other assets	23,349	(8,578)
Accounts payable	29,202	(27,532)
Accrued salaries, benefits and other current and long-term liabilities	42,084	(24,361)
Customer deposits	2,353	(8,644)
Deferred rent and lease incentives	12,403	49,619
Income taxes payable	48,285	(85,006)

Net cash provided by operating activities	490,718	230,163

Cash flows from investing activities:
Purchases of property and equipment	(72,263)	(191,789)
Proceeds from sale of assets and investments	1,033	47,257
Other	-	493

Net cash used in investing activities	(71,230)	(144,039)

Cash flows from financing activities:
Borrowings under line of credit	-	195,800
Repayments of borrowings under line of credit	-	(195,800)
Repayments of long-term obligations	(14,702)	(1,617)
Net proceeds from exercise of stock-based awards	11,861	461
Tax witholding from the conversion/release of stock-based awards	(3,621)	-
Excess tax benefit from exercise of stock-based awards	2,131	1,034
Payment of dividends	(51,132)	(50,518)
Other	(35)	(1,520)

Net cash used in financing activities	(55,498)	(52,160)

Effect of exchange rates on cash and cash equivalents	1,131	(4,092)
Net increase in cash and cash equivalents	365,121	29,872
Cash and cash equivalents at beginning of year	148,822	118,950

Cash and cash equivalents at end of year	$513,943	$148,822

Exhibit 1

Reconciliation of FY 10 Guidance and FY 09 and FY 08 Actual GAAP to Non-GAAP

Diluted Earnings/<Loss> Per Share*

(Totals Rounded to the Nearest Cent Per Diluted Share)

	Q1 10 GUID	Q2 10 GUID	Q3 10 GUID	Q4 10 GUID	Weighted Share Effect	FY 10 GUID**
2010 GAAP Diluted EPS**	$0.05 - $0.08	$0.07 - $0.11	$0.16 - $0.20	$0.84 - $0.89	-	$1.12 - $1.22
Impact of Accelerated Vesting Charge for CEO Retirement (Note 1)	$0.02	$0.01	-	-	-	$0.03
Impact of Early Lease Termination Charges for Underperforming Retail Stores (Note 2)	$0.01	-	-	-	-	$0.01
2010 Non-GAAP Diluted EPS Excluding Unusual Business Events (“UBEs”) (Note 11)**	$0.08 -$0.11	$0.08 - $0.12	$0.16 - $0.20	$0.84 - $0.89	-	$1.16 - $1.26

	Q1 09 ACT	Q2 09 ACT	Q3 09 ACT	Q4 09 ACT	Weighted Share Effect***	FY 09 ACT*
2009 GAAP Diluted EPS	<$0.18>	$0.00	$0.07	$0.81	$0.02	$0.72
Impact of Asset Impairment and Early Lease Termination Charges for Underperforming Retail Stores (Note 3)	$0.04	$0.04	$0.06	$0.06	-	$0.20
Impact of Exiting Excess Distribution Capacity (Note 4)	-	$0.01	$0.03	-	-	$0.04
Benefit of Visa/MasterCard Litigation Settlement (Note 5)	-	-	-	<$0.01>	-	<$0.01>
Subtotal of Unusual Business Events*	$0.04	$0.05	$0.09	$0.04	-	$0.22
2009 Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 11)*	<$0.14>	$0.05	$0.16	$0.86	$0.02	$0.95

	Q1 08 ACT	Q2 08 ACT	Q3 08 ACT	Q4 08 ACT	Weighted Share Effect	FY 08 ACT*
2008 GAAP Diluted EPS*	$0.10	$0.17	<$0.10>	$0.12	-	$0.28
Net Benefit of Early Lease Termination Payment (Note 6)	<$0.05>	-	-	-	-	<$0.05>
Impact of Asset Impairment Charges for Underperforming Retail Stores (Note 7)	$0.00	$0.01	$0.07	$0.12	-	$0.20
Gain on Sale of Corporate Aircraft (Note 8)	-	<$0.09>	-	-	-	<$0.09>
Benefit Associated with Reversal of Performance-Based Stock Compensation Expense (Note 9)	-	-	<$0.06>	-	-	<$0.06>
Impact of Infrastructure Cost Reduction Program (Note 10)	-	-	-	$0.08	-	$0.08
Subtotal of UBEs*	<$0.05>	<$0.08>	$0.01	$0.19	-	$0.07
2008 Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 11)*	$0.05	$0.09	<$0.10>	$0.31	-	$0.35

* Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

** Quarterly diluted EPS guidance amounts will vary within the ranges above. Therefore, the respective high and low guidance estimates for the quarters should not be added together to derive an estimate for the fiscal year. Additionally, due to quarterly rounding to the nearest cent per diluted share, the sum of the quarters at the end of any quarter may not equal the year-to-date total.

*** Due to the differences between quarterly share counts and the year-to-date weighted average share count calculations and the effect of quarterly rounding to the nearest cent per diluted share, the year-to-date calculation of GAAP and non-GAAP diluted earnings per share in FY 09 is approximately $0.02 more than the sum of the diluted earnings per share by quarter.

Note 1:	Impact of Accelerated Vesting Charge Associated with CEO Retirement – On January 26, 2010, we announced the retirement of the company’s CEO and an associated retirement charge of approximately $0.025 per diluted share, which we expected to incur primarily in Q1 10 within SG&A expenses. Due to quarterly rounding to nearest cent per diluted share, we expect an impact of $0.02 and $0.01 per diluted share in Q1 10 and Q2 10, respectively. We anticipate these charges will result in an impact to SG&A expenses of approximately 50 basis points in Q1 10, 10 basis points in Q2 10, and 10 basis points for FY 10.

Note 2:	Early Lease Termination Charges for Underperforming Retail Stores (FY 10) – During Q1 10, we expect to incur charges associated with early lease terminations of approximately $0.01 per diluted share within SG&A expenses. We anticipate these charges will result in an impact to SG&A expenses of approximately 30 basis points in Q1 10 and 10 basis points for FY 10. We anticipate these charges will impact gross margin by less than 10 basis points.

Note 3:	Asset Impairment and Early Lease Termination Charges for Underperforming Retail Stores (FY 09) – During Q1 09, Q2 09, Q3 09 and Q4 09, we incurred charges associated with asset impairment and early lease termination expenses for underperforming retail stores, which resulted in an impact to earnings of approximately $0.04, $0.04, $0.06 and $0.06 per diluted share, respectively. For FY 09 these charges totaled approximately $35 million or $0.20 per diluted share. These charges resulted in an impact to gross margin of less than 10 basis points in Q1 09 and Q2 09, 20 basis points in Q3 09 and 10 basis points in Q4 09 and FY 09. These charges also resulted in an impact to SG&A expenses of 100, 110, 150 and 80 basis points, respectively, in Q1 09, Q2 09, Q3 09 and Q4 09, and a 110 basis point impact to SG&A expenses in FY 09.

Note 4:	Impact of Exiting Excess Distribution Capacity – During Q2 09 and Q3 09, we incurred charges associated with the early exit of excess distribution capacity, which resulted in an impact to earnings of approximately $0.01 and $0.03 per diluted share, respectively, and approximately $0.04 per diluted share for FY 09. These charges resulted in a 20 basis point impact to gross margin in Q2 09, a 10 basis point impact to gross margin in Q3 09 and a 10 basis point impact to gross margin in FY 09. These charges also resulted in a less than 10 basis point impact to SG&A expenses in Q2 09, an 80 basis point impact to SG&A expenses in Q3 and a 20 basis point impact to SG&A expenses for FY 09.

Note 5:	VISA/MasterCard Litigation Settlement – During Q4 09, we received our final payment of the VISA/MasterCard antitrust litigation settlement. The benefit to Q4 09 and FY 09 earnings was approximately $0.01 per diluted share. This resulted in a benefit to SG&A expenses in Q4 09 of 20 basis points and 10 basis points in FY 09.

Note 6:	Early Lease Termination Payment – During Q1 08, we received an incentive payment from a landlord to compensate the company for terminating a store lease prior to its expiration and incurred some corresponding accelerated depreciation, which resulted in a net benefit to earnings of approximately $0.05 per diluted share. This resulted in a 20 basis point impact to gross margin and a 120 basis point benefit to SG&A expenses. On an annual basis this amounted to a zero basis point impact to gross margin and a 30 basis point benefit to SG&A expenses in FY 08.

Note 7:	Asset Impairment Charges for Underperforming Retail Stores (FY 08) – During FY 08 SG&A expenses included an approximate $34 million or $0.20 per diluted share impact associated with asset impairment charges for underperforming retail stores. This resulted in a 10, 20, 160 and 200 basis point impact to SG&A expenses in Q1, Q2, Q3 and Q4 of FY 08, respectively. On an annual basis this amounted to a 100 basis point impact to SG&A expenses in FY 08.

Note 8:	Gain on Sale of Corporate Aircraft – On May 16, 2008, we completed the sale of a corporate aircraft to an unrelated third party purchaser. The sale resulted in a gain of approximately $0.09 per diluted share and was recorded within SG&A expenses. Details of the transaction are disclosed in our Form 8-K filed with the SEC on May 22, 2008. This resulted in a 200 basis point benefit to SG&A expenses. On an annual basis this amounted to a 50 basis point benefit to SG&A expenses in FY 08.

Note 9:	Reversal of Performance-Based Stock Compensation Expense – During Q3 08, our SG&A expenses included an approximate $11 million or $0.06 per diluted share benefit associated with the reversal of performance-based stock compensation expense, as discussed in our Form 8-K filed with the SEC on October 29, 2008. This resulted in a 140 basis point benefit to SG&A expenses. On an annual basis this amounted to a 30 basis point benefit to SG&A expenses in FY 08.

Note 10:	Infrastructure Cost Reduction Program – On January 21, 2009, we announced a series of actions completed during Q4 08 to reduce our FY 09 fixed and semi-fixed overhead costs by approximately $75 million. These actions included an 18% reduction in company-wide full-time headcount (approximately 1,400 positions), the closure of our Camp Hill, PA call center, and the closure of a 500,000 square foot distribution facility. The Q4 08 charges associated with these actions totaled approximately $13 million or $0.08 per diluted share. Lease termination charges of approximately $2 million are included in cost of goods sold and the remainder, principally severance, is included in SG&A expenses. This resulted in a 20 basis point impact to gross margin and a 100 basis point impact to SG&A expenses. On an annual basis this amounted to a 10 basis point impact to gross margin and a 30 basis point impact to SG&A expenses in FY 08.

Note 11:	SEC Regulation G – Non-GAAP Information – This table includes one non-GAAP financial measure, Diluted EPS Excluding Unusual Business Events. We believe that this non-GAAP financial measure provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of our quarterly and FY 10 guidance and our FY 09 diluted EPS actual results on a comparable basis with our 2008 quarterly and fiscal year results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. This non-GAAP financial measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.